JE 9-5-05
JE 9-6-05

UTEK®

March 17, 2005

Dear Chris:

Please let this letter serve as renewal of our Strategic Alliance Agreement dated the 1st day of April 2004. The renewal shall be under the same terms and conditions of the initial Strategic Alliance Agreement, however, the monthly payment to UTEK Corporation will be adjusted as follows:

COMPENSATION

In consideration of renewing this Strategic Alliance for a second year and for UTEK to continue to provide those Services described in the original Strategic Alliance Agreement dated April 1, 2004, Xethanol ("XTHN") shall pay to UTEK $120,000 worth of XTHN shares, for an additional twelve months of Service under the Agreement.

The number of shares, which will be 30,000 shares, has been calculated based on the closing price as of March 17, 2005, which is $4.00 per share of XTHN.

Sincerely,

Joel Edelson

Agreed to and accepted by:

Chris d'Arnaud Taylor, Chairman and CEO

- 202 South Wheeler Street, Plant City, Florida 33563